Exhibit 99.1

REI Capital Growth Receives SEC Qualification for Regulation A+ Offering

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REI Capital Growth

Nov 18, 2024, 14:22 ET

STAMFORD, Conn., Nov. 18, 2024 /PRNewswire/ -- On Friday November 15th, REI Capital Growth LLC ("REICG"), an innovative real estate investment fund, received qualification of its Regulation A+ Tier 2 offering. This milestone allows REICG the opportunity to fulfill its goal of democratizing small-balance investor access to institutional quality commercial real estate. Historically, this asset class has not been readily available to small-balance investors. Qualification makes it possible for REICG to offer non-accredited investors a seat at the table.

"We are incredibly proud that we can offer a compounding commercial real estate investment to those investors that could benefit the most," said Alan Blair, CEO of REICG. "We have taken an institutional investment structure known as an Interval Fund and paired that with Reg A+ qualification, which delivers a great product to a market of investors that have been largely ignored by the commercial real estate industry."

Key highlights of REICG's Regulation A+ Tier 2 offering include:

•	An ability to raise up to $75 million annually from both non-accredited and accredited investors;
•	A long-term, tax efficient, compounding reinvestment growth strategy;
•	Low annual administrative and asset management fees of less than 2%, aligning investor interests with REICG's performance;
•	An investment minimum as low as $500; and
•	Leveraging over 75 years of combined real estate experience within the REICG team.

Historically the SEC has required companies to be listed on a stock or over-the-counter exchange to make a public offering, but with Regulation A+ companies like REICG can directly market to and raise capital from the public.

"Our goal has always been to empower small balance-investors with access to the wealth generating power of US Commercial Real Estate," added Gregg Saunders, CFO. "This SEC qualification is a testament to our commitment to these principles and marks an exciting new chapter for real estate investment, REICG, and our investors."

Interested investors can learn more about REICG's offering and the benefits associated with Regulation A+ investing by visiting www.reicapitalgrowth.com or SEC Qualified Offering Circular

About REICG

REI Capital Growth is a real estate investment fund specializing in commercial real estate investments. With a focus on long-term value creation and disciplined investment strategies, REICG aims to deliver consistent returns to its investors while maintaining the highest standards of transparency and compliance. REI Capital Growth LLC is a Delaware limited liability company sponsored by REI Capital Management, LLC.

Contact: Alan Blair, CEO
REI Capital Growth LLC
info@reicapitalgrowth.com

SOURCE REI Capital Growth